September 25, 2000

Ace Hardware Corporation
2200 Kensington Court
Oak Brook, Illinois 60521

Ladies and Gentlemen:

     Reference is made to (a) the Note Purchase and Private Shelf Agreement dated as of September 27, 1991 (the "1991 Note Agreement") between Ace Hardware Corporation (the "Company") and The Prudential Insurance Company of America ("Prudential") pursuant to which the Company issued and sold and Prudential purchased the Company's 8.47% Senior Notes in the original principal amount of $20,000,000 due July 1, 2003 and (b) the Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 22, 1993, as amended and restated on August 23, 1996 (the "1996 Note Agreement", together with the 1991 Note Agreement, the "Note Agreements") between the Company and Prudential pursuant to which the Company issued and sold and Prudential purchased the Company's (i) 6.47% Senior Series A Notes in the original principal amount of $30,000,000 due June 22, 2008;
(ii) 7.49% Senior Series B Notes in the original principal amount of $20,000,000 due June 15, 2011; (iii) 7.55% Senior
Series C Notes in the original principal amount of $20,000,00, due March 25, 2009 and; (iv) 6.61% Senior Series
D Notes in the original principal amount of $20,000,000 due February 9, 2010. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the 1996 Note Agreement.

     Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of each Note
Agreement, the parties hereto agree as follows:

     SECTION 1. Amendments to 1996 Note Agreement. From and after the date this letter becomes effective in accordance with its terms, the 1996 Note Agreement is amended as follows:

     1.1 Paragraph 6A of the 1996 Note Agreement is reinstated and shall read as follows:

     "6A. Fixed Charge Ratio. The Company will not permit, on the last day of each fiscal quarter of the Company, the Fixed Charge Coverage Ratio for the four fiscal quarter period ending on such date to be less than 1.75 to 1.0."

     1.2 Paragraph 6B(2) of the 1996 Note Agreement is amended by deleting subclauses (iv) and (v) in their respective entireties and substituting therefor the following:

     "(iv) additional Debt of the Company provided that the ratio on a consolidated basis of (i) Debt to (ii) EBITDA as of the last day of each fiscal quarter for the four fiscal quarter period ending on such date shall not exceed 3.0 to 1.0 on or before the last day of the fiscal year of the Company for fiscal year 2002 and 2.5 to 1.0 at any time thereafter (the "Maximum Debt Ratio"). For purposes of this paragraph 6B(2), Debt shall not include the indebtedness of any partnership or joint venture of which the Company or any Subsidiary is a partner or member and which indebtedness is consolidated with the indebtedness of the Company under generally accepted accounting principles if and only if such indebtedness is non-recourse to the Company or such Subsidiary. Notwithstanding the foregoing, upon the Company's written notice to Prudential that the Revolving Credit Facility has been amended to increase the permissible Maximum Debt Ratio applicable thereunder after December 31, 2002 from 2.5 to 1.0 to a level equal to or less than 3.0 to 1.0, then the Maximum Debt Ratio set forth in this Paragraph 6B(2) shall be automatically amended accordingly, provided that no Default or Event of Default shall have occurred or be continuing at such time or after giving effect to such amended Maximum Debt Ratio."

     1.3 Paragraph 6B(4) of the 1996 Note Agreement is amended (a) to insert the following language in the introductory paragraph immediately after the phrase "36-month rolling period": "(excluding items described in clauses (ii), (iii) and (v) below and Excluded Asset Dispositions)"; and (b) to delete the word "and" at the end of clause (iii), insert "; and" at the end of clause (iv) and insert the following clause (v) immediately thereafter:

     "(v) the Company or any Subsidiary may transfer an interest in accounts or notes receivable on a non-recourse or a limited recourse basis, provided, that the transfer qualifies as a sale under generally accepted accounting principles and that the amount of the financing does not exceed $200,000,000 at any one time outstanding."

     1.4 Paragraph 6B(5) of the 1996 Note Agreement is amended to delete the figure "5%" therein and replace it with "10%".

     1.5 Paragraph 6E of the 1996 Note Agreement is amended to delete the figure "$5,000,000" therein and replace it with "$10,000,000."

     1.6 Paragraph 6 of the 1996 Note Agreement is amended to add a new paragraph 6G as follows:

     "6G. Most Favored Lender. Unless otherwise specified in writing by the Required Holder(s), the Company will not, and will not permit any Subsidiary to, agree to, with or for the benefit of the holder(s) of any other Debt of the Company or any Subsidiary or with or for the benefit of Persons with commitments to provide loans or other financial accommodations to the Company or any Subsidiary, any financial or restrictive covenants or events of default which are more restrictive than, or in addition to, the financial or negative covenants or Events of Default contained in this Agreement, unless the Company has entered into, or has caused such Subsidiary to enter into, an agreement with the holders of the Notes, in form and substance reasonably satisfactory to the holders of the Notes, whereby such financial or negative covenants or events of default are added to this Agreement for the benefit of the Notes, and any conditions precedent to the effectiveness of such agreement have been satisfied."

     1.7 Paragraph 7A of the 1996 Note Agreement is amended to (a) delete the figure "$3,000,000" appearing in subclause
(iii) and replace it with the figure "$25,000,000" and (b) delete the figure "$10,000,000" appearing in subclause
(xiii) and replace it with the figure "$25,000,000".

     1.8 Paragraph 8E of the 1996 Note Agreement is amended and restated in its entirety as follows:

     "8E. Environmental Compliance. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial and administrative orders, judgments, rulings and regulations relating to protection of the environment except, in any such case, where failure to comply could not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole."

     1.9 Paragraph 10B of the 1996 Note Agreement is amended to add the following definitions in appropriate alphabetical order therein:

     "'Excluded Asset Dispositions' means the Company's (a) fee simple sale or sale and leaseback pursuant to an operating lease of (i) the Company's headquarters, consisting of two buildings with a common address of 1220 Kensington Court and 1300 Kensington Court, respectively, in Oak Brook, Illinois and (ii) retail support centers located in Hanover, Maryland, Huntersville, North Carolina and Rocklin, California only; (b) sale or other disposition of its stock ownership in OurHouse, Inc.; (c) sales of retail locations owned by the Company if and only if the cash proceeds of such sale received by the Company equal or exceed the Company's net investment in each such sold retail location; and (d) sales or transfers of its entire ownership position in any joint venture in which the Company is an investor if and only if the cash proceeds of such sale received by the Company equal or exceed the Company's net investment in such joint venture.

     'Fixed Charge Coverage Ratio' shall mean, for the period of determination, the ratio of (a) its Adjusted Net Earnings for such period to (b) the sum of interest expense, lease expense and scheduled principal payments made by the Company and its Subsidiaries on a consolidated basis on all Debt and Patronage Indebtedness for such period, all determined in accordance with generally accepted accounting principles.

     'Maximum Debt Ratio' shall have the meaning set forth in paragraph 6B(2).

     'Revolving Credit Facility' shall mean the Revolving
Credit Facility Agreement dated as of May 2, 2000 between the Company, The Northern Trust Company, as Administrative
Agent and the lenders therein."

     SECTION 2. Amendments to 1991 Note Agreement. The covenants set forth in paragraphs 5 and 6 and the Events of Default set forth in paragraph 7 of the 1991 Note Agreement are hereby amended in their entireties so as to read as set forth, respectively, in paragraphs 5, 6 and 7 of the 1996 Note Agreement, as amended hereby, shall be deemed to have the respective meanings ascribed thereto in, and to refer to paragraphs in the 1996 Note Agreement; provided, however, that any references to a "Note" or "Notes" in the 1991 Note Agreement, as amended hereby, shall mean the Notes issued under and pursuant to the 1991 Note Agreement. No termination of the 1996 Note Agreement in whole or in part or any modification thereof, shall affect the continued applicability of this paragraph and the covenants referred to herein to the 1991 Note Agreement.

     SECTION 3.     Condition Precedent.  This letter shall
become effective as of the date hereof upon the return by the Company to Prudential of a counterpart hereof duly executed by the Company. This letter should be returned to:
Prudential Capital Group, Two Prudential Plaza, Suite 5600,
Chicago, Illinois 60601, Attn.:  Kira E.Druyan.

     SECTION 4.     Reference to and Effect on Note
Agreements. Upon the effectiveness of this letter, each reference to either Note Agreement in any other document, instrument or agreement shall mean and be a reference to such Note Agreement as modified by this letter. Except as specifically set forth in Section 1 and 2 hereof, each Note
Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

     SECTION 5.     Governing Law.  THIS LETTER SHALL BE
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS
OF THE STATE OF LILLINOIS, WITHOUT REGARD TO PRINCIPLES OF
CONFLICT OF LAWS OF SUCH STATE.

     SECTION 6. Counterparts; Section Titles. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The section titles contained in this letter are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                              Very truly yours,


                              THE PRUDENTIAL INSURANCE
                                 COMPANY OF AMERICA



By:_______________________________
         Vice President


Agreed and accepted:

ACE HARDWARE CORPORATION


By:__SANDRA K. BRANDT_____________
Title: Treasurer